As filed with the Securities and Exchange Commission on August 8, 2008
Registration No. 333-121907

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
HCC Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	76-0336636
(State of Incorporation)	(I.R.S. Employer Identification No.)

13403 Northwest Freeway, Houston, Texas	77040
(Address of Principal Executive Offices)	(Zip code)
HCC INSURANCE HOLDINGS, INC.
2004 FLEXIBLE INCENTIVE PLAN
(Full title of the plan)
James L. Simmons,
Vice President and Corporate Secretary
13403 Northwest Freeway
Houston, Texas 77040
(713) 690-7300
(Name and address and telephone
number, including area code,
of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

DEREGISTRATION OF SHARES
     This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Amendment”) is filed by HCC Insurance Holdings, Inc., a Delaware corporation (the “Registrant”) and relates to the Form S-8 registration statement (File No. 333-121907) filed with the Securities and Exchange Commission on January 7, 2005 (the “Registration Statement”) for the HCC Insurance Holdings, Inc. 2004 Flexible Incentive Plan (the “Prior Plan”). In accordance with the undertakings contained in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to deregister 1,423,351 shares of common stock, par value $1.00 per share (the “Common Stock”) previously registered under the Registration Statement that remained available for grant under the Prior Plan as of May 14, 2008. The 1,423,351 shares deregistered by this Amendment are concurrently being registered on a registration statement on Form S-8 for the HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan, which became effective on May 14, 2008 and was approved by the Company’s shareholders (the “New Plan”) at the Annual Meeting of Shareholders on May 14, 2008. The registration fee paid by the Registrant to register these 1,423,351 shares of Common Stock issuable under the Prior Plan will be carried forward and applied to the registration fee necessary to register these shares now issuable under the New Plan.
     As of May 14, 2008, 5,648,250 shares of Common Stock remained subject to outstanding awards previously granted under the Prior Plan. The Registration Statement will remain in effect to cover the potential exercise of such outstanding awards granted under the Prior Plan. In the event any of these 5,648,250 shares are not issued in connection with the Prior Plan as a result of shares represented by awards granted under the Prior Plan being cancelled, forfeited, surrendered, or terminated, expiring unexercised, or being settled without the delivery of shares, such shares will be available for issuance in connection with the New Plan.

SIGNATURES
     Pursuant to the power conferred on the Registrant in accordance with the provisions of Rule 478 under the Securities Act of 1933, as amended, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to reduce the amount of securities registered, pursuant to its undertaking contained in Item 9 of the Registration Statement, as originally filed. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 8, 2008.

HCC INSURANCE HOLDINGS, INC. (Registrant)
By:	/s/ Frank J. Bramanti
Frank J. Bramanti,
Chief Executive Officer

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